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                                                             EXHIBIT (a)(2)(iii)

HANOVER
80TH  1924-2004
  ANNIVERSARY

To:      Raymond James
         Janney Montgomery Scott

                    RE: OFFER TO PURCHASE CLASS A COMMON STOCK OF HANOVER FOODS CORPORATION

         The Security Position Report of The Depository Trust Company as of November 22, 2004 indicates that each of you are participants in The Depository Trust Company and are eligible to participate in the enclosed Offer to Purchase. As a result, we request that each of you forward the following enclosed materials to each beneficial holder of 15 or less shares of Class A common stock of Hanover Foods Corporation for which you act as nominee:

         o     Offer to Purchase;
         o     Letter of Transmittal (Blue Form);
         o     Notice of Guaranteed Delivery (Green Form);
         o     Letter to Clients; and
         o Instruction Form to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.

         For your convenience, I have enclosed for each of you five (5) copies of each of the above-referenced documents.

         If you have any questions with respect to the tender offer, or if you would like to obtain additional copies of the enclosed materials, please contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923.

         The Offer to Purchase is made subject to all of the terms and conditions contained in the enclosures.



                                      Very truly yours,

                                      /s/ Gary T. Knisely
                                      -----------------------------------------
                                      Gary T. Knisely
                                      Executive Vice President

           HANOVER FOODS CORPORATION P.O. Box 334, Hanover, PA 17331,
                      (717) 632-6000 * Fax (717) 632-6681